Arbor Software

Dear Customer,

Enclosed, please find a fully executed copy of the following license agreement(s) and related attachment(s), if any, for your files:

Evaluation Agreement                             End-User          Third-Party

Non-Disclosure Agreement

Software License Agreement

Support Services Terms and Conditions

Product Schedule Number

Consulting Partner Agreement

OEM Reseller Agreement

Application Partner Agreement

Essbase Ready Development and
Marketing Program Agreement

International Attachment

Addendum

X  Other: System Integrator Partner Agreement

Comments:

If you have any questions, or if I can be of assistance to you, please feel free to contact me at (408) 543-4382.

We are happy to be doing business with you.

Sincerely,

Sandra Gonzales
Administrative Assistant
Contract / Legal Department
Arbor Software

Enclosure(s)

Systems Integrator Partner Agreement

ARBOR                                          PARTNER
Arbor Software Corporation                     Company Name:           SysGold Inc.
1344 Crossman Avenue                           Address:                Suite 450, 250 - 6th Avenue S.
Sunnyvale, CA 94089                                                    Calgary, Alberta  T2P 3H7
                                                                       Canada
Phone: 408-744-9500                            Phone:                  403-216-6000
Fax: 408-744-0400                              Fax:                    403-216-6050

Effective Date: March 1, 1998

Stephen Imbler                                                         Kevin J. Sebastian

Vice President Finance, CFO                                            General Manager

Arbor and Partner desire to cooperate in joint marketing activities, share sales opportunity information in return for marketing assistance fees, and develop and market Partner products, specifically value-added Essbase(R) software applications. Accordingly, this Arbor Software Systems Integration Partner Agreement ("Agreement") is made and entered into as of the Effective Date by and between Arbor Software Corporation and the Partner identified above.

This Agreement consists of this Systems Integrator Partner Agreement, the attached general terms and conditions, and the attached exhibits.

1. DEFINITIONS

       (a) "Agreement" refers to and includes this Systems Integrator Partner Agreement. the General Terms and Conditions, and the Exhibits. all of which taken together govern the rights and obligations of Arbor and Partner.

       (b) "Bundled Solution" means combinations of copies of Software and Partner Products sold to End Users as single packages as described on Exhibit B.

       (c) "Contract Year" means a year beginning on the last day of the month containing the Effective Date and on each anniversary of such date thereafter during the term of this Agreement.

       (d) "Demonstration License" means the license of Software used by Partner to demonstrate Partner Product.

       (e) "Development License" means the license of Software used in, and limited to, the development of Partner Products.

       (f) "Development License Fees" means the license fees payable by Partner in consideration of the Development License.

       (g) "Development Support Fees" means the Support fees payable by Partner in consideration of the Support provided by Arbor in connection with the Development License.

       (h) "Documentation" means the operating instructions, user manuals, read me files, and all technical information and reference materials, in whatever form, provided by Arbor.

       (i) "Effective Date" means the date first written above.

       (j) "End User" means a customer of Partner that licenses Partner Products and Bundled Solutions for use in its internal business operations.

       (k) "End User Evaluation License" means the license of Software used by Partner to enable the End User to evaluate Partner Products.

       (I) "Marketing Assistance Fee" or "MAF" means a fee paid to a Partner who supplies Arbor with a qualified referral for a previously unidentified Software license sale opportunity that meets the conditions described in Section 6(h) of this Agreement or a fee paid to Arbor who supplies a Partner with a qualified referral for a previously unidentified Partner Product license sale.

       (m) "Partner Products" means the computer hardware, software, or services that Partner provides with Software to provide the Bundled Solution more fully described in Exhibit B.

       (n) "Software" means Arbor's software products in object code form, including but not limited to Essbase, and related product documentation as more fully described in Exhibit A. and any updates and modifications to such products that may be provided by Arbor from time to time.

       (o) "Sublicense Fees" means the fees payable by Partner in connection with each sublicense of the Software granted by Partner whether or not as part of the licensing of the Partner Product.

       (p) "Support" means technical support, software diagnosis, and software problem analysis and resolution provided over the telephone, by fax, via e-mail, or by other remote electronic means, and the provision of Updates, bug fixes and other related services, as described in Exhibit D.

       (q) "Territory" means the geographical region and market segment described in Exhibit A in which Partner has rights to distribute Partner Products.

       (r) "Updates" means maintenance releases, improvements, and enhancements to the Software or Documentation which are generally provided by Arbor to current maintenance customers. Updates do not include those releases for which Arbor charges a separate or additional fee.

2.     LICENSE AND DELIVERY

       (a) Development License. Upon payment of the Development License Fees described in Section 6 and Exhibit A, Arbor will provide to Partner the Software listed in Exhibit A. The Software shall be used by Partner for internal development purposes only and shall not be used to run the internal operations of Partner or for the benefit of any third party, nor shall the Software be provided to any third party.

       (b) Distribution of Sublicenses. During the term of this Agreement and subject to its terms and conditions, Arbor grants to Partner a non-exclusive right to distribute sublicenses of the Software to Partner's End User customers within the Territory; provided that Partner may market, sublicense and distribute the Software only as part of a Bundled Solution to its End Users. Partner agrees to distribute the Software only with license provisions contained in a written and signed agreement at least as protective of Arbor's rights as the limitations of liability, disclaimers, and use restrictions identified in this Agreement and in the Arbor Software License Agreement contained in Exhibit F.

       (c) Demonstration and End User Evaluation Licenses. Partner may copy Software for the purpose of demonstrations at Partner locations and at trade show, user group, or seminar presentations or by Partner sales representatives. Partner also may copy Software for the purpose of installation at an End User location for End User evaluation for up to 45 days, after which the Software shall be considered to be sublicensed and specific sublicense fee payments will be due. Partner will maintain a list of evaluation and demonstration copies and supply such list to Arbor upon request. Demonstration and End User Evaluation copies of the Software may not be rented, leased, transferred, distributed or assigned by Partner in any manner.

       (d) Restrictions on End User Licensing. Partner may extend the sublicenses granted in subsections (b) and (c) above only to End Users in the Territory, provided. however, that such End Users shall not include any company, or the employees or consultants of such company, whose principal line of business competes directly with Arbor. A current list of such competitors is provided in Exhibit C. Arbor reserves the right to make changes to Exhibit C upon prior written notice to Partner.

3. PARTNER OBLIGATIONS

       (a) Arbor Attribution. Partner will make commercially reasonable efforts to ensure that Arbor's corporate and product identifications and copyrights are preserved including, but not limited to ensuring that all the Arbor corporate and product names are prominently identified in any collateral, materials or Documentation produced which describes the Bundled Solution or the Software or components of either.

       (b) Arbor Reputation and Goodwill. Partner agrees to use the current names used by Arbor for the Software and shall not knowingly make false or misleading representations with regard to the Software or Arbor. Partner further agrees to conduct business in a professional manner and act in good faith with respect to the Software and the good reputation of Arbor.

       (c) Minimum Annual Quota. Partner is required to achieve the minimum annual Sublicense Fee quotas specified in Exhibit A during each Contract Year. The quotas consist of actual payments made to Arbor by Partner for Sublicense Fees. Development License Fees and Development Support Fees are not included in the quotas. Failure to achieve the annual Sublicense Fee quota is cause for termination of the Agreement as provided in Section 7(b), but Partner is not required to pay any deficiency between actual Sublicense Fees paid during a Contract Year and the minimum annual quota.

       (d) Minimum Annual Training Commitment. Partner agrees to undertake during each Contract Year the minimum training specified in Exhibit A by attending the Arbor training courses listed therein at the prices indicated.

4. MARKETING ACTIVITIES

       (a) Public Announcements. Upon the execution of this Agreement, each party agrees to make reasonable efforts to publicly announce as soon as possible the general nature and purpose of the relationship created by this Agreement, provided, however, that any such announcements must have received the prior written approval of the other party. Any announcement may be made jointly and/or separately by mutual consent of the parties.

       (b) Joint Marketing. During the term of this Agreement, Partner and Arbor may mutually agree from time to time to engage in joint marketing activities which promote their products including seminars, press announcements, trade shows, user groups or other events. Neither party will issue any public announcement nor publish any materials which reference or discuss the other party or its products without the prior written consent of the other party.

5. SUPPORT AND SERVICES

       (a) Arbor Support to Partner's End Users. Partner will make commercially reasonable efforts to arrange for each End User to contract directly with Arbor for Support of the Software. Arbor will provide Support, including all Updates for Software, directly to Partner's End Users for those End Users who have contracted with Arbor for such services. Arbor shall not be responsible for providing maintenance or Support with respect to Partner Products. Any error or other problem arising from an End User~s use of Partner Products shall be referred to Partner, and Arbor shall have no further obligation with respect to such error or problem.

       (b) Development Support. In consideration of the payments described in
Section 6(a) and Section 6(b) and specified in Exhibit A, Arbor will provide Support services to Partner in connection with the Development License during the periods for which such payments have been made.

       (c) Additional Products and Services. In consideration of the payments specified in Exhibit A, Arbor shall provide to Partner the additional Software and services specifically described therein.

6. FEES AND PAYMENT

       (a) Development License Fees. Upon execution of this Agreement, Partner shall pay to Arbor the Development License Fees specified in Exhibit A.

       (b) Development Support Fees. The payment of the Development Support Fees for the first Contract Year shall be due 30 days after the Effective Date of this Agreement. On-going Development Support Fees after the first year shall be payable on an annual basis in advance of the period for which they apply. Arbor shall invoice Partner for the Development Support Fees and payment shall be due 30 days after receipt of invoice. Partner will reimburse Arbor's reasonable and necessary out-of-pocket expenses incurred to provide such Support, payable within 30 days after receipt of invoice.

       (c) Ordering and Shipment or Sublicenses, and other Arbor products or services. Partner shall submit written orders to Arbor for Software, by providing Arbor with a customer signed copy of the Arbor Software Maintenance Services Agreement provided in Exhibit 0, and a Partner's Purchase Order for both the Software and first year's Maintenance and Support at the time each order is placed. At a minimum the Purchase Order should list End User Company name and address, End User contact, Ship To address, and the specific Essbase product(s) and quantities being ordered, including appropriate server platform(s). If and only if the End User is already bound by an Arbor standard Software License Agreement that includes Arbor's standard Maintenance terms and conditions, Partner may, in lieu of submitting a signed Arbor Software Maintenance Services Agreement for such End User, include a provision in Partner's own license agreement described in Section 2(b), that the Maintenance for the Software shall be provided by Arbor under Arbor's standard Maintenance terms and conditions and that End User confirms its consent to be bound by such terms. Partner shall indicate such End User confirmation of consent by including the Agreement Number of the existing Arbor Standard License Agreement on the Purchase Order submitted to Arbor on End User's behalf. Arbor will endeavor to fulfill orders promptly, but may delay orders that are in excess of its capacity to produce Software in no event shall Arbor be liable for late delivery. Software shall be shipped by Arbor F.O.B. Origin, freight prepaid with risk of loss to pass to Partner upon delivery by Arbor to a common carrier. When separately ordering Documentation, Internal Development Licenses, Maintenance or Support, Partner will follow the process described above.

       (d) Sublicense Fees. The Sublicense Fees payable by Partner for each such sublicense will be Arbor's then-current list price for such Software in effect in the Territory less the applicable discount specified in Exhibit A. Partner can earn additional volume discounts as specified in Exhibit A by achieving the annual cumulative fee payment levels specified. Whenever Partner achieves a specified fee payment level, the stated additional discount percentage shall become effective. The additional discount percentage in effect at the end of any Contract Year shall remain effective during the immediately succeeding Contract Year. However, if during such succeeding Contract Year Partner does not maintain the annual fee payment level associated with the additional discount percentage, the additional discount percentage will be reset at the end of such Contract Year to the applicable level. All discounts are applied prospectively only and not retroactively. All discounts are based on the then-current Arbor price list applicable within the Territory. Arbor shall have the right to change its price list upon 60 days written notice to Partner.

       (e) Initial Annual Support Fees for End Users. For all Software sublicensed by its End Users, Partner shall pay Arbor a fee equal to the first year of Arbor's then-current Support fees. After the first annual maintenance period, Arbor shall invoice the End User for Support fees which shall be payable in advance of the period for which they apply.

       (f) Terms of Payment. All payments made to Arbor shall be in U.S. Dollars. Partner's obligation to pay Arbor under this Agreement shall not be affected by its ability to collect payment from its Agents and End Users. Arbor reserves the right to require prepayment for all orders placed by Partner if Partner fails to maintain prompt payments to Arbor. Partner agrees to pay interest at the rate of 1.5% per month (or the maximum rate allowed by law, whichever is lower) on amounts more than 30 days past due, and to pay all reasonable costs, including attorneys' fees and costs, associated with Arbor's collection of past due amounts. In addition, Partner will pay all charges reasonably incurred in the purchase and/or shipment of Software, including transportation charges, insurance premiums, taxes (except taxes based on Arbor's net income), duties and other government assessments. Partner will receive full credit for Software returned to Arbor provided any such return has prior authorization by Arbor and is accompanied by a valid return authorization number.

       (g) Audit. At any time, Arbor may, upon 5 days written notice and not more than once in each twelve month period, examine Partner's books and records related to the amounts due to Arbor. Such examination may be done, at Arbor's expense, by Arbor or its certified public accounting firm, provided, however, that if any such audit uncovers one or more underpayments totaling in excess of 5 percent of the correct amount due, Partner shall immediately reimburse Arbor for the full costs of such audit and the amount of underpayment, if any, uncovered during the course of the audit.

       (h) Marketing Assistance Fee ("MAF"). Arbor will pay a MAF to Partner in the amount of ten percent (10%) of the net Software license revenue received by Arbor from Arbor's end users up to a maximum of twenty-five thousand dollars ($25,000) for each qualified referral by Partner of a previously unidentified Software license sales opportunity. In order to qualify, a referral, the Partner must (i) register the Software sales opportunity with the appropriate Arbor Regional Manager and (ii) obtain approval using the Qualifying Order Form attached as Exhibit E to this Agreement. A MAF request is valid for 90 days after approval by Arbor. If the Software license sales opportunity does not close within 90 days, the term of the request may be extended solely at the discretion of the Arbor Regional Manager for an additional 90 days. No NIAF request can be outstanding for more than one hundred 180 days. The maximum cumulative NIAFs that can be received by Partner for referrals into a single account cannot exceed S50,000. A single account includes all divisions of the purchasing corporation and all subsidiaries and other corporations more than 50 percent owned by the purchasing corporation.

7. TERM AND TERMINATION

       (a) Initial Term. This Agreement and the licenses granted under it shall remain in effect from the Effective Date of this Agreement for an initial term of one (1) year and shall automatically renew for subsequent one (1) year terms, unless either party provides 30 days written notice of termination to the other party at any time after the expiration of the initial term, or unless otherwise terminated pursuant to the terms of this Section.

       (b) Termination. This Agreement and the license(s) granted under it may be terminated by: (i) Arbor, if in Arbor's sole opinion, Partner does not actively and continuously support its End Users; and (ii) Arbor, if Partner fails to meet any of the minimum annual Sublicense Fee quotas outlined in Exhibit A; and (iii) by either party if (1) the other party materially fails to perform or comply with this Agreement or any of its material provisions, or (2) the other party becomes insolvent, makes an assignment for the benefit of creditors, ceases to do business, or if any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding is instituted by or against such party and such proceeding is not terminated within 30 days after institution of such proceeding.

       (c) Effective Date of Termination. Termination shall become effective if the breach is not remedied within 30 days (10 days in the event of a failure to make a payment when due) after written notice of termination to the defaulting party.

       (d) Effects of Termination. Upon termination of this Agreement by either party, all rights and licenses granted under this Agreement shall terminate and revert to Arbor, except that sublicenses of the Software granted by Partner to End Users in accordance with this Agreement as of the date of termination will remain in effect in accordance with their terms and conditions. Upon termination of this Agreement for any reason, Partner shall (i) cease using all Demonstration and Development Licenses and Documentation; (ii) cease using any unused End User Evaluation Licenses, sales literature and other written information and materials supplied by Arbor pursuant to this Agreement or which contain Arbor's trademarks; (iii) cease issuing new sublicenses of Software;
(iv) return to Arbor any unused Demonstration and Development Licenses, Documentation, End User Evaluation Licenses, sales literature and other written information and materials supplied by Arbor pursuant to this Agreement or which contain Arbor's trademarks; and (v) no longer identify or hold itself out as an authorized distributor for Arbor or as otherwise affiliated with Arbor.

General Terms and Conditions

1. Definitions. For the purposes of the General Terms and Conditions, `Agreement' shall mean the agreement of which these terms and conditions are a part and Licensee~' shall mean the Licensee, Partner, Systems Integrator, or Reseller identified in the Agreement.

2. Ownership. Arbor retains all right, title and interest in the Software and in any ideas, know-how, programs, processes, designs, inventions, works, trade secrets, and other information, which may be developed by Arbor in the course of providing any technical services, including any enhancements or modifications made to the Software (collectively, Arbor Materials"), and all patents, copyrights, trade secrets, and other proprietary rights in or related to the Arbor Materials, whether or not specifically recognized or perfected under the laws of the country where the Arbor Materials are located. Licensee will not remove, alter or destroy any form of copyright notice, proprietary markings or confidential legends placed upon or contained within the Arbor Materials. Further, Licensee will reproduce Arbor's copyright and other proprietary rights notices on any copies of the Arbor Materials it uses, including archival and backup copies.

3. Restrictions. Licensee shall not translate, disassemble, reverse engineer, decompile or otherwise attempt to reconstruct or discover any source code or underlying ideas or algorithms of; or embodied in, the Software. Licensee shall not cause or permit unauthorized copying, reproduction or disclosure of any portion of the Software, or any instructions, manuals, or other Documentation, or the delivery or distribution of any part of either the Software or the Documentation, to any third person or entity, for any purpose whatsoever, including, but not limited to, transmission, uploading, downloading, leasing, or operating the Software as a timeshare or service bureau without the prior written consent of Arbor.

4. Confidential Information.

       (a) Confidential Information" means all information related to the business of the disclosing party that may be obtained by the receiving party from any source as a result of this Agreement, provided that if written, the information is clearly identified as proprietary or confidential, and if oral, shall be followed by a written summary of such oral communication within fifteen
(15) days of the date of disclosure. Confidential Information includes (but is not limited to) source code, algorithms, concepts, pricing information, business methods, business and technical plans, research and test results, including the results of any performance or benchmark tests or evaluation of the Software.

       (b) What is Not "Confidential Information". Confidential Information does not include information that the receiving parry can demonstrate throughout written documentation (i) is or becomes publicly available through no act or omission of the receiving party; (ii) the disclosing party discloses to a third party without restriction on further disclosure; (iii) is rightfully disclosed to the receiving party by a third party without restriction on disclosure; (iv) is independently developed by the receiving party without access to the disclosing party's Confidential Information; or (v) Is previously known to the receiving party without nondisclosure obligations.

       (c) Nondisclosure. Each party agrees that it will not disclose to any third party any Confidential Information belonging to the other party without the other party's prior written consent. Each party agrees that it will not use the Confidential Information of the other party except as authorized in the Agreement. Each parry further agrees that it will maintain the confidentiality of all Confidential Information of the other party and prevent the unauthorized disclosure or use of any Confidential Information by its clients, customers, employees, subcontractors or representatives. In no event shall any party use less care to maintain the Confidential Information of the other party than it uses to maintain the confidentiality of its own similar non-public information. Each party further agrees to notify the other in writing of any misuse or misappropriation of the other party's Confidential Information that may come to its attention.

5. Indemnification by Arbor.

       (a) Provided by Arbor. Arbor will defend and settle at its own expense, and will indemnify Licensee for any damages or expenses including reasonable attorneys' fees resulting from, any action brought against the Licensee to the extent that it is based on a claim that the Software infringes any U.S. patent issued as of the date of the Agreement, or any copyright or trade secret of a third party in any jurisdiction in which Licensee is licensed by Arbor to use or distribute the Software, provided that: (i) Arbor is promptly notified in writing of the claim; (ii) Arbor has sole control of the defense and any negotiations for its settlement; and (iii) Licensee provides Arbor, at Arbor's expense, with all reasonable assistance, information, and authority necessary to perform the above.

       (b) Limitations. This indemnity obligation shall not apply with respect to a claim which arises (i) from the use of a superseded or modified release of the Software. if the claim would have been avoided by the use of the current or unmodified release; (ii) from the use, operation, or combination of Software with programs, data, equipment, or materials not provided by Arbor, if the claim would have been avoided by the use of the Software without such programs, data, equipment, or materials; or (iii) to the extent that Licensee continues the allegedly infringing activity after being informed of and provided modifications that would avoid the alleged infringement.

       (c) Options for Remedy. Should the Software become, or in Arbor's opinion be likely to become, the subject of any such claim of infringement, then the Licensee will permit Arbor, at Arbor's option and expense, either: (i) to procure for Licensee the right to continue using the Software; (ii) replace or modify the Software so that its use becomes non-infringing; or (iii) refund the fees paid by Licensee to Arbor for the allegedly infringing Software, provided that the amount of fees subject to refund shall be amortized on a straight line monthly basis over a three (3) year period.

6. Indemnification by Licensee. Licensee will indemnify Arbor for any and all damages, settlements, reasonable attorneys' fees and expenses based on a claim that the Partner Products infringe any intellectual property right of a third party, provided that: (i) Licensee is promptly notified in writing of the claim;
(ii) Licensee has sole control of the defense and any negotiations for its settlement; and (iii) Arbor provides Licensee, at Licensee's expense, with all reasonable assistance, information, and authority necessary to perform the above.

7. Limited Warranty and Disclaimer. Arbor warrants that, when delivered and for a period of ninety (90) days thereafter, the Software will materially conform to Arbor's current Documentation. This warranty will only apply to problems reported to Arbor during the warranty period and will not apply: (i) where the Software is not used in accordance with the Documentation; (ii) if the Software or any part of thereof has been altered or modified without the prior written consent of Arbor; or (iii) where a defect in the Software has been caused by any of Licensee's malfunctioning equipment. EXCEPT FOR ANY EXPRESS WARRANTIES MADE HEREIN, ARBOR MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH REGARD TO THE SOFTWARE AND ANY SERVICES COVERED BY THE AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ARBOR DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS THAT THE SOFTWARE IS ERROR-FREE OR REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

8. Limitation of Remedy. FOR ANY BREACH OF THE SOFTWARE WARRANTY DESCRIBED ABOVE, LICENSEE'S ENTIRE REMEDY AND ARBOR'S ENTIRE LIABILITY SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF THE SOFTWARE OR, IF SUCH REPAIR OR REPLACEMENT IS INADEQUATE AS A REMEDY OR, IN ARBOR'S OPINION, NOT COMMERCIALLY REASONABLE, TO A REFUND OF THE LICENSE FEES PAID FOR THE SOFTWARE.

9. Limitation of Liability. NEITHER ARBOR NOR LICENSEE WILL BE LIABLE, UNDER ANY CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY, FOR ANY SPECIAL, PUNITIVE. INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF OR DAMAGE TO DATA, LOSS OF ANTICIPATED REVENUE OR PROFITS. WORK STOPPAGE OR IMPAIRMENT OF OTHER ASSETS, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS STATED IN
SECTION 5 ABOVE, IN NO EVENT SHALL ARBOR'S LIABILITY UNDER THE AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO ARBOR BY LICENSEE UNDER THE AGREEMENT.

10. Taxes. All fees charged by Arbor and payable by Licensee are in U.S. dollars and do not include taxes. If Arbor is required to pay any sales, use, value-added or other taxes based on transactions under this Agreement (other than taxes based on Arbor's income), such taxes shall be billed to and paid for by Licensee.

11. Export. Licensee acknowledges that the Software, the Confidential Information of Arbor and all Documentation and other technical information delivered pursuant to the Agreement (collectively, "Technical Data") are subject to export controls under U.S. laws including but not limited to the Export Administration Act and the regulations promulgated thereunder. Licensee agrees to (a) comply strictly with all legal requirements established under these controls, (b) cooperate fully with Arbor in any official or unofficial audit or inspection that relates to these controls, and (c) not export, re-export, divert, transfer, or disclose directly or indirectly, any Technical Data to any country, or to the nationals of any such country, which the U.S. government determines is a country to which such export, re-export, diversion, transfer, or disclosure is restricted, without obtaining the prior written authorization of Arbor and the applicable U.S. government agency. Any breach of this provision shall be considered a material breach of the Agreement.

12. Government Contract. Licensee agrees that it will sublicense the Software to agencies of the United States government or to contractors acquiring sublicenses under government contracts only if such agencies or contractors acknowledge and agree that the Software was developed entirely at private expense and that the Software is "commercial computer software" and that use, duplication and disclosure rights are subject to the restrictions stated in paragraph (c)(l)(ii) of the Rights in Technical Data and Computer Software Clause at DFARS 252.227-7013 or in the Commercial Computer Software Restricted Rights clause at FAR 52.227-19, as appropriate.

13. Force Ma jeure. Neither party shall be responsible for any delay in its performance due to causes beyond its reasonable control.

14. Assignment. Licensee may not assign, delegate or otherwise transfer the Agreement or any of its rights or obligations to a third party and any such attempted transfer shall be void. Notwithstanding the foregoing, Licensee may assign, upon written notice to the Arbor, its rights and obligations under this Agreement to the surviving corporation in any merger or consolidation to which it is a party or to any entity which acquires all or substantially all of its capital stock or assets provided that such entity is not a competitor of Arbor.

15. Amendment and Waiver. Any waiver, amendment or modification of any provision of this Agreement must be in writing. No waiver or consent shall constitute a continuing waiver or consent or commit a parry to provide a waiver in the future except as specifically set forth in writing. The failure of either party to exercise Agreement shall not be any right provided for by this deemed a waiver of that right.

16. Notices. All notices and other communications required or permitted under this Agreement shall be in writing addressed to the Chief Financial Officer of the party being notified at its address first written above, and shall be deemed given: (a) upon receipt when delivered personally, (b) upon confirmation of receipt following delivery of registered or certified mail, return receipt requested, or (c) upon delivery by a recognized overnight courier service which provides confirmation of delivery.

17. Attorneys' Fees. If either party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration or mediation against the other regarding the terms of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys fees and costs as determined by the Court, arbitrator or mediator.

18. Authority to Sign. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of this Agreement and the performance of such party's obligations have been duly authorized and that the Agreement is a valid and legal agreement binding on the parry and enforceable according to its terms.

19. Governing Law. This Agreement shall be deemed to have been made in, and shall be construed under, the laws of the State of California without regard to its conflicts of laws provisions The United Nations Convention on the International Sale of Goods shall not apply to this Agreement. In any legal action relating to this Agreement, Licensee agrees that the federal or state courts of California located in Santa Clara County shall have the sale and exclusive jurisdiction over the matter.

20. Survival of Obligations. The following obligations will survive termination of the Agreement for any reason: (a) all obligations relating to non-use and nondisclosure of Confidential Information, (b) all obligations relating to indemnification and protection of proprietary rights; (c) all obligations to make payments of amounts that are or become due under this Agreement prior to termination, (d) all obligations regarding maintenance of records for tracking sublicense fees owing to Arbor; and (e) all provisions regarding the limitations of warranty, remedy and liability.

21. Severability. Wherever possible, each provision of the Agreement shall be interpreted in such a way as to be enforceable and valid under applicable law. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, that provision shall be stricken from this Agreement and shall not affect the legality, enforceability or validity of the remainder of this Agreement.

22. Entire Agreement. The Agreement, including the General Terms and Conditions and attached Exhibits, constitutes the entire agreement between the parties. and supersedes all prior oral or written agreements or communications with regard to the subject matters described. No additional or conflicting term in a purchase order or other document shall have any effect on the terms of this Agreement.

EXHIBIT A

Business Terms Summary

I. Development License and Support Fees

One Developer Kit (5 ports) - Development License Fees ($9,500 per license)
$6,500

(Net charge to Partner after application of $3,000 credit for Development Licenses already purchased under Consulting Partner Agreement previously executed by and between Arbor and Partner)

Developer License Platform: Windows NT

* 2 Technical Support Contacts are included with first Development License only
* Developer license maintenance renewal is $2,000 per license per year beginning on the first anniversary date of the Agreement.

II. Additional Software and Services

Partner shall also be entitled to the following discounts from Arbor's then current list and/or pricing terms on additional Arbor products and services

Products and Services                   Pricing & Description
Technical Support Services              * Additional Tech Support Contacts $2500 each
Arbor Consulting Services               * Quickstart Package $1200 each.
                                        * Additional Consulting services are
                                          available at $1200

                                           per day.

Standard Arbor Software Training
Courses                                 * 25% off any generally available Arbor
                                          headquarter based course.
                                        * Limit 3 discounted seats per course for
                                          partners; no limit on per course per
                                          partner at list price.
                                        * 2 additional seats per course are
                                          available as free seats-included in
                                          initial partner program fees.
                                        * 50% off on stand-by course availability-offered
                                          5 days
                                        * in advance of scheduled course date if
                                          seat(s) available.
                                        * Partners will be notified via email of
                                          availability.
On-Site Courses                         * Includes Up to 8 students in base rate
                                          at 25% off list price.
                                        * Additional students may be added at 25%
                                          off of the price
                                        * specified in Arbor Price list.
                                        * Partner shall reimburse Arbor for
                                          instructor's actual travel costs.

Partner Only Courses                    * Arbor offers a series of fast track,
                                          compressed courses for partners on a
                                          quarterly basis. If entire week long
                                          series of coursework is purchased,
                                          partner shall be entitled to receive
                                          25% discount from list. If complete
                                          series is purchased, individuals may
                                          attend each course. Individual courses
                                          are available at list price.

Products and Services                    PRICING & DESCRIPTION

                                         *  Course schedules are available from
                                            Arbor Training department.

Education Documentation                  *  Available to Arbor certified instructors
                                            at Arbor List Price.

Product Documentation                    *  Partner may acquire additional Product
                                            Documentation at 25% off of Arbor List Price.

III.   Prepaid Sublicense Fees

The following prepaid sublicense fees are due upon execution of this Agreement:

Prepaid Sublicense Fees                        Total Fees $ 0

IV. Total Fees Paid

The following fees are due upon execution of this Agreement:

Total Fees Paid (I + II + III):                $ 6500

V. Software Available for Sublicensing

Partner shall have the right to sublicense the following products, including subsequent updates and enhancements to such products commercially released by Arbor during the term of this Agreement.

Software Description                                        Operating System
Essbase Analysis Server, Web Gateway,                       All Arbor-supported platforms
Extended Spreadsheet Add-in, SQL Drill-
Through, SQL Interface, API Toolkit,
Currency Conversion, Tools Bundle
Objects, Partitioning, Wired for OLAP

VI. Base Discount

The Sublicense Fees payable by Partner for each such sublicense will be Arbor's then-current list price for such Software in effect in the Territory less the following discounts.

Base Sublicense Discount                          30%

(Note: Wired-for-OLAP must be sublicensed only in conjunction with an Essbase Software license and as part of a Bundled Solution as set forth in section 2 b) of the Agreement. Partner shall have no other sublicensing rights for Wired-for-OLAP.)

VII. Additional Volume Discounts

Partner shall be entitled to additional cumulative volume discounts in accordance with section 6(d) of the Agreement upon reaching the volume thresholds set forth below:

Annual Cumulative Sublicense Fees Paid               Additional % Sublicense Discount
0 - $750K (USD)                                      0%
$750K - $1.5M (USD)                                  2.5%
$l.5M - $2.5M (USD)                                  2.5%
> $2.5M (USD)                                        5.0%

VIII.  Minimum Annual Sublicense Fee Quotas

The following is a summary of the minimum Sublicense Fee and End User Support Fee amounts due during the term of this Agreement in accordance with Sections 3(c) and 7(b) of the Agreement:

Contract Year                                        Actual Sublicense Fees Paid
Year 1                                               $100,000 (USD) I
Year 2                                               $125,000 (USD)
Year 3                                               $150,000 (USD)

IX. Minimum Annual Training Commitment *

Partner agrees to undertake during each Contract Year the minimum training specified below by attending the Arbor training courses listed therein at the prices set forth in II above.

Training Course Description           Minimum Number of Attendees               Discount from List Prices
Fundamentals I                                                                  As noted in II
Arbor Sales Training                                                            No Charge

* One class seat for Fundamentals I or II training at an Arbor training facility is included with the initial development license purchased as part of this Agreement. Selection of training class provided should be noted in Exhibit A-Il. Sales training must be completed within 90 days of the date of this Agreement.

X. Approved Territories

The following is a summary of the geographical regions where Partner may sublicense Arbor Software to Partner's End Users:

Territory                                            Restrictions
- Western Canada (BC, AB, SK)                        Subject to applicable U.S. export laws.
(Territory may be expanded by mutual agreement)

XI. Additional Terms

       1. SysGold will be provided one (1) training course for a consultant to attend Essbase v5 Fundamentals and Essbase Partitioning (a $1,575 value) at no charge, provided that course is attended prior to December 31, 1998.

       2. SysGold agrees to have one consultant certified as a "Certified Arbor Professional" ("CAP") by June I, 1998. Additionally, SysGold shall to have one additional consultant CAP certified by December 31, 1998 (for a total of 2 CAP certified consultants). Certification requirements are as set forth in Arbor's documentation on the CAP program.

EXHIBIT B

Partner Product Description

Description of Partner Product(s) to be included in a Bundled Solution.

Bundled Solutions shall be comprised of Arbor Software and Partner's consulting services with each sublicense of Arbor Software, including ports, sold by Partner.

EXHIBIT C

Disallowed Customers

(effective May 1, 1997)

Applix
Hyperion, Inc.
Information Advantage
Information Builders, Inc.
Informix Software, Inc.
Kenan Systems Corporation
Kopcke and Associates
Metapraxis
MicroStrategy Inc.
Microsoft Corporation
Oracle Corporation
Pilot Software Corporation
Planning Sciences Ltd.
Platinum Technology
SAS Software
Seagate Software
United Information Technologies, Inc.

EXHIBIT D
MAINTENANCE & SUPPORT SERVICES

1. SUPPORT SERVICE

       (a) Summary. In consideration of the fees described in Exhibit A, Arbor will provide Maintenance Service which includes telephone support services and Software product maintenance as described herein. The maintenance phase for a Software product version begins upon the general, commercial shipment date and continues until such version is retired as described below. All Software updates or maintenance releases provided to Distributor shall be governed by the terms of the Agreement. Arbor may change the services included in Maintenance Service at any time, effective as of the commencement of any renewal period.

       (b) Supported Versions. Arbor shall retire prior commercial releases of the Software (i.e. discontinue problem determination and Bug Fixes) as follows:
(i) one month after the commercial shipment of a maintenance release; (ii) no sooner than two (2) months after the commercial shipment of a new minor functional release; (iii) no sooner than six (6) months after the commercial shipment of a new major functional release. Notwithstanding the foregoing, Arbor will provide telephone support services for commercial releases with respect to questions regarding the "how-to" use of a retired release of the Software for six (6) months following its retirement.

       (c) Exclusions. Arbor shall have no obligation to support:

              (i)   altered, damaged or modified Software;

              (ii) Software problems caused by abuse, misapplication, negligence, or other causes beyond the control of Arbor; or

              (iii) Software installed on any computer hardware or in combination with other software, except as specified in the Documentation.

2. TELEPHONE SUPPORT SERVICES

       (a) Staffing. During normal business hours, Arbor shall exercise commercially reasonable efforts to provide reasonable technical assistance to any telephone request by Distributor. Such assistance to Distributor shall include assistance related to the then-currently supported release(s) of the Software including installation and general use, identification and isolation of Software and/or Documentation problems, and in providing a conduit for the reporting of Bugs.

       (b) Distributor Contacts. Subject to the terms hereof, Distributor shall name the number of Distributor contacts specified in Exhibit A hereof to request and receive telephone support services from Arbor. Additional Distributor contacts can be designated for the fees described herein. Distributor shall notify Arbor in writing of any changes to the designated Distributor contacts.

       (c) Telephone Assistance not Adequate. In the event that telephone assistance is not adequate to resolve a problem, upon Distributor's request, Arbor will dispatch a qualified Software specialist, at Arbor's expense, to the Distributor site requesting support, provided, however, that Arbor and Distributor have mutually agreed that on-site support is required and the parties, in good faith, reasonably believe such on-site support would be beneficial in resolving the problem. In the event that it is determined that the problem was not caused by the Software, Distributor shall pay for the on-site support at Arbor's then-current and standard consulting rates, plus reimbursement of Arbor's reasonable and necessary out-of-pocket expenses to provide such support.

3. SOFTWARE PRODUCT MAiNTENANCE

       (a) Bug Fixes. Arbor shall exercise commercially reasonable efforts to correct any Bug reported to Arbor by Distributor which prevents the current, unmodified release of Software (other than as described in the Documentation) from performing in accordance with the operating specifications described in the Documentation. Such reasonable efforts will be based on the severity of such Bug. "Bug" means a malfunction in the Software which prevents the Software from materially performing in accordance with Arbor's then-current Documentation for such Software or an error in the Documentation.

       (b) Updates. Maintenance Service will include each Software update, defined as a new release which increases the functional capabilities or performance (i.e. minor and major functional releases) of the Software, that Arbor, in its discretion, makes generally available and which is intended to replace a prior Software release. For each such update, Arbor shall make available to Distributor one (1) copy of the machine-readable Software for which copies may be made in accordance with the Agreement.

       (c) Problems Not Classified as Bug's. If, in Arbor's discretion, it is determined that a problem reported by Distributor may not be due to a Bug in the Software, Arbor will so notify Distributor. At that time, Distributor may, at its option, instruct Arbor to proceed with problem determination at the possible expense of Distributor as set forth below. If Distributor so elects and Arbor determines that the reported problem was not due to a Bug in the Software, or was the result of any modifications to the Software or combination of the Software with other products in a way not described in the Documentation, Distributor shall pay to Arbor, at Arbor's then-current and standard consulting rates, a f~e for all work performed in connection with such determination, plus reasonable related expenses incurred therewith. Distributor shall not be liable for any such fees or related expenses if the problem is determined to be due to a Bug(s) in the Software or for work performed after Distributor has notified Arbor to terminate any problem determination efforts (such notice shall be deemed given when actually received by Arbor).

EXHIBIT E
MARKETING ASSISTANCE FEE
QUALIFYING ORDER FORM

Client Name

Client Contact Name

Date of Introduction

Anticipated Purchase Amount

Anticipated Purchase Date

Description of Opportunity

Arbor Approval         Name             Signature *            Date of Approval

Regional Manager

VP-Sales

VP - Channel Sales

* Signature or hardcopy of electronic mail approval is acceptable

Partner

Company Name

By

Printed Name

Title

Date

EXHIBIT F

ARBOR SOFTWARE LICENSE AGREEMENT

SOFTWARE LICENSE AGREEMENT

This software license agreement (the "Agreement") is between Arbor Software Corporation and the person or entity named below ("Licensee"). This Agreement includes the attached Maintenance Service Terms and Conditions, the attached Software Copy and Use Restrictions, any Product Schedule(s) that reference this Agreement by its agreement number and any attachments to the Product Schedule(s).

1. DEFINITIONS

       (a) "Documentation" means, collectively, the operation instructions, user manuals, help files and all technical information and materials, in written or electronic form, provided by Arbor to Licensee and that are intended for use in connection with the Software.

       (b) "Port" means the right to access the Server Software with a single end user computer client, either over a network or through the Internet.

       (c) "Product Schedule" means an Arbor authorized product order schedule for ordering Software and related products and services, or such other document containing substantially the same information in a form acceptable to Arbor.

       (d) "Server Location" means the address at which the Server Software is to be installed, as indicated in the applicable Product Schedule.

       (e) "Software" means each Arbor software program in object code format set forth in a Product Schedule, including any updates, modifications, or new releases of such software program that Arbor provides to Licensee from time to time.

2. GRANT OF LICENSE Arbor grants Licensee the non-exclusive perpetual right to install and use the Software in accordance with this Agreement. The Software is licensed by Arbor, not sold.

3. COPY AND USE RESTRICTIONS (a) Licensee's use of the Software is subject to the terms on the attached Software Copy and Use Restrictions.

       (b) Licensee may copy the Software as reasonably necessary for backup, archival or disaster recovery purposes. Documentation may not be copied.

       (c) Licensee may not, nor allow any third party to: (i) decompile, disassemble, or reverse engineer the Software except to the extent expressly permitted by applicable law without Arbor's consent; (ii) remove any product identification or proprietary rights notices; (iii) lease, lend, use the Software for timesharing or service bureau purposes; (iv) except with Arbor's prior written permission, publish any performance or benchmark tests or analysis relating to the Software; or (v) otherwise use or copy the Software except as expressly provided herein.

4. LICENSE FEES The license fees payable for the Software as set forth in the Product Schedule(s) are due and payable within thirty (30) days of the date of invoice. Late payments will bear interest at the rate of 1.5% per month, or, if lower, the maximum rate allowed by law.

5. MAINTENANCE SERVICES The terms governing any Software maintenance and support services purchased by Licensee are set out on the attached Maintenance Terms and Conditions.

6. TRANSFER OF RIGHTS

       (a) Licensee may not transfer, assign or delegate its rights or duties under this Agreement without the prior written consent of Arbor; provided however, that Licensee may assign its rights in whole (but not in part) (i) to any entity that acquires substantially all of Licensee's stock or assets or (ii) to the surviving corporation of any merger, consolidation or reorganization to which Licensee is a party. No such assignment shall be effective unless (i) Licensee notifies Arbor of the assignment in writing and (ii) the assignee agrees in writing to abide by the terms of this Agreement. Any assignment in violation of the foregoing shall be void.

       (b) Licensee may be subject to an additional fee if Licensee installs or uses the Software in a location outside the country designated as the Server Location.

7. TERMINATION

       (a) Arbor may terminate this Agreement if Licensee fails to cure any material breach of this Agreement within thirty (30) days of receiving notice of such breach from Arbor. Upon any such termination, all of Licensee's right to use the Software shall immediately cease and Licensee shall promptly return to Arbor or destroy all copies of the Software and Documentation.

       (b) Any obligations to pay fees incurred under Sections 4 and 5 prior to termination and the provisions of Sections 8,9, 10 and 12 shall survive termination of the Agreement for any reason. Termination is not an exclusive remedy and all other remedies will be available whether or not the Agreement is terminated.

8. LIMITED WARRANTY AND DISCLAIMER

       (a) Arbor warrants that, when delivered and for a period of ninety (90) days thereafter, the Software licensed hereunder will materially conform to Arbor's then-current Documentation for such Software. Arbor further warrants that all Software delivered to Licensee hereunder will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner, and with substantially similar functionality, as such Software on or before December 31, 1999.

       (b) The preceding warranty will not apply if: (i) the Software is not used in accordance with the Documentation; (ii) the Software or any part thereof has been modified without the prior written consent of Arbor; or (iii) a defect in the Software has been caused by any of Licensee's malfunctioning equipment.

       (c) ANY LIABILITY OF ARBOR WITH RESPECT TO ANY SOFTWARE OR THE PERFORMANCE THEREOF UNDER ANY THEORY WILL BE LIMITED EXCLUSIVELY TO

PRODUCT REPAIR OR REPLACEMENT OR, IF SUCH REPAIR OR REPLACEMENT IS INADEQUATE AS A REMEDY OR, IN ARBOR'S OPINION, IMPRACTICAL, TO A REFUND OF THE LICENSE FEE PAID FOR SUCH SOFTWARE. ARBOR DISCLAIMS ALL OTHER WARRANTIES OR CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. LiMITATION OF REMEDIES AND DAMAGES Regardless of the basis of recovery claimed, whether under any contract, negligence, strict liability or other theory, Arbor's aggregate liability, with respect to any and all subject matters of the Agreement or any attachment, Product Schedule, or terms and conditions related thereto will be only for (A) indemnification payments referred to in
Section 10 below, (B) bodily injury (including death) and damage to real and tangible personal property and (C) the amount of any other direct damages or loss up to the amount of the license fee paid by Licensee for the Software. ARBOR SHALL NOT BE LIABLE FOR LOSS OF OR DAMAGE TO, RECORDS OR DATA; COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY; OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, EVEN IF ARBOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. INTELLECTUAL PROPERTY INDEMNITY

       (a) Arbor shall defend and hold Licensee harmless from any claim by a third parry that the Software infringes any United States patent, trade secret or copyright of that third party, provided: (i) Arbor is promptly notified of the claim; (ii) Arbor receives reasonable cooperation from Licensee in protecting its rights related thereto; and (iii) Arbor has the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Arbor will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Arbor does not apply with respect to Software or portions or components thereof: (i) not supplied by Arbor; (ii) made in whole or in part in accordance with Licensee's specifications; (iii) which are modified by Licensee, if the alleged infringement relates to such modification; (iv) combined with other products (hardware or software), processes or materials where the alleged infringement relates to such combination; or (v) where Licensee continues the allegedly infringing activity after being notified thereof and provided modifications that would have avoided the alleged infringement.

       (b) In the event the Software is held by a court of competent jurisdiction to constitute an infringement and its use is enjoined, Arbor shall, at its sole option, either: (i) procure for Licensee the right to continue use of the Software; (ii) provide a modification to the Software so that its use becomes non-infringing; or (iii) replace the Software with software which is substantially similar in functionality and performance. If none of the foregoing alternatives is reasonably available to Arbor, Arbor shall refund the residual value of the License fees paid by Licensee for the infringing Software, depreciated over a three (3) year period from the date of delivery of the Software to Licensee. This Section 10 states Arbor's sole liability and Licensee's exclusive remedy for infringement claims.

11. U.S. GOVERNMENT USERS The Software and Documentation are subject to Restricted Rights for U.S. Government users asset forth in the installation program of the Software.

12. GENERAL

       (a) Licensee is responsible for the cost of shipping, for payment of all applicable sales, use and other taxes and all applicable export and import fees, customs duties and similar charges (other than taxes based on Licensor's net income) arising from the payment of license or maintenance fees or the delivery or license of the Software or maintenance services. Licensee will make all payments without reduction for any withholding taxes, which taxes shall be Licensee's sole responsibilitv, and Licensee will provide Arbor with such evidence as Arbor may reasonably request to establish that such taxes have been paid.

       (b) The Agreement shall be governed by and construed under the laws of the State of California without regard to the conflicts of laws provisions thereof.

       (c) All notices delivered under the Agreement shall be in writing and deemed given upon receipt when delivered personally or upon confirmation of receipt following delivery of (I) overnight courier service or (ii) registered or certified mail, return receipt requested, postage prepaid, in each cased addressed to the Legal Department at the address indicated in the last executed Product Schedule, or at such other address of which one parry is notified by the other in writing.

       (d) If a provision of the Agreement or portion thereof is found to be invalid or unenforceable under applicable law, it shall be omitted from the Agreement without invalidating the remainder of such provision or the remaining provisions of the Agreement

       (e) The Software is subject to U.S. export control laws and regulations and Licensee agrees to comply with all such applicable laws and regulations.

       (f) The provisions of the Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

       (g) The Agreement, including the attached Exhibits or Attachments, represents the entire agreement between the parties, and expressly supersedes and cancels any prior oral or written agreements on the subjects herein. Each parry acknowledges that it is not entering into the Agreement on the basis of any representations not expressly contained herein. Other than as specified herein, the Agreement may only be supplemented or modified by an amendment in a writing executed by the parties No additional or conflicting term in a purchase order or other document shall have any effect.

Agreed by the authorized representatives of the parties.

Licensee: SysGold Inc.

By:

Name: Kevin J. Sebastian

Title: General Manager

Date: March 1, 1998

 ARBOR SOFTWARE CORPORATION

By:

Name:

Title:

Date:

SOFTWARE COPY AND USE RESTRICTIONS

This attachment relates to and is incorporated into the above-referenced Software License Agreement between Arbor Software Corporation and the named Licensee (the `Agreement'). Capitalized terms not specifically defined below have the same meaning as in the Agreement.

The following product specific restrictions apply to Licensee's use of the
Software:

1. Licensee may use and install one copy of the following Software products on one computer at a time at the Server Location;

Arbor Essbase OLAP Server
Arbor Essbase Currency Conversion
Arbor Essbase SQL Interface

2. Licensee may use, install and make unlimited copies of the following Software products provided that Licensee must license one copy of such product(s) for each copy of the Arbor Essbase OLAP Server with which it or they will be used:

Arbor Essbase Web Gateway

Arbor Essbase Adjustment Module
Arbor Essbase API
Arbor Essbase Spreadsheet Toolkit
Arbor Essbase Objects
Arbor Essbase SQL Drill-Through
Arbor Essbase Partitioning Option

3. Licensee may use, install and make unlimited copies of the following Software products:

Arbor Essbase Application Manager
Arbor Essbase Spreadsheet Add-in

4. Licensee may use and install one copy of the following Software products on one computer at a time:

Personal Essbase
WIRED Windows Client per Seat
WIRED Application Server for NT

5. Licensee may not permit or authorize concurrent access to any Arbor Essbase OLAP Server or WIRED Application Server for NT by more than the number of Ports that have been licensed by Licensee for that copy of the respective product.

6. Licensee may use, install and make unlimited copies of the following Software, provided that Licensee licenses one Port for each Port of the Arbor Essbase OLAP Server with which it will be used:

       WIRED Windows per Essbase Port

7. Licensee may not install or use a copy the Arbor Essbase OLAP Server at a location different than the Server Location without first notifying Arbor in writing.

8. WIRED Software products are subject to the use and copy restrictions set forth above and in the electronic copy of the software license agreement ("Electronic License") contained in such products. The terms and conditions of the Agreement shall govern when to the extent any term of the Electronic License is expressly contrary thereto.

EXHIBIT G

ARBOR SOFTWARE MAINTENANCE SERVICES AGREEMENT

MAINTENANCE SERVICE AGREEMENT

This Agreement is between Arbor Software Corporation ("Arbor") and the person or entity named below ("Licensee") and concerns the provision of certain services by Arbor with respect to Arbor software products licensed by the Arbor authorized reseller named above ("Reseller") to Licensee.

1. DEFINITIONS

       (a) "Bug" means a malfunction o(the Software that prevents the Software from performing in accordance with the operating specifications described in the then current Documentation.

       (b) "Documentation" means, collectively, the operation instructions, user manuals, help files and all technical information and materials, in written or electronic form, provided by Arbor to Licensee and that are intended for use in connection with the Software.

       (c) "Product Schedule" means each Reseller product order schedule ordering Software and related products and services for Licensee, or such other document containing substantially the same information in a form acceptable to Arbor.

       (d) "Software" means each Arbor software program in object code format set forth in a Product Schedule, including any updates, modifications, or new releases of such software program that Arbor provides to Licensee from time to time.

2. MAINTENANCE SERVICES In consideration for the fees described in Section 5 below, Arbor will provide the services described below ("Maintenance Services"):

       (a) Standard Telephone Support. During normal business hours (6:00 a.m. to 5:00 p.m. Pacific Time, holidays excepted) Arbor shall provide Licensee technical assistance by telephone with the installation and use of the Software, the identification of Software and or Documentation problems and the reporting of Bugs. Licensee shall designate two contacts to request and receive telephone support services from Arbor. Additional Licensee contacts can be designated in the Product Schedule for Arbor's then current fee. Licensee shall notify Arbor in writing of any changes to the designated Licensee contacts.

       (b) Supplemental Support. Standard telephone support does not include assistance with Essbase API Toolkit, Essbase Objects, Essbase Web Gateway, Essbase Adjustments Module and other products for which separate fees are charged. Licensee may designate contacts to receive telephone support services specific to use of Arbor's API Toolkit, Essbase Objects, Essbase Web Gateway, Essbase Adjustments Module or such other products for Arbor's then current annual fee for each contact.

       (c) Software Updates. Arbor will make available to Licensee each minor and major functional release of the Software, that Arbor makes generally available without additional charge to its maintenance customers and which is intended to replace a prior Software release. Arbor shall make available to Licensee one (I) copy of the machine-readable Software for each Server
Location. A major functional release is indicated by a change in the first digit of a version number, e.g. from 4.0.0 to 5.0.0; a minor functional release is indicated by a change in the second digit, e.g. from 4.0.0 to 4.1.0. Maintenance releases, which are indicated by a change in the third digit of a version number, e.g. from 5.0.1 to 5.0.2, are provided as needed in response Licensee inquiry.

       (d) Bug Fixes. Arbor shall exercise commercially reasonable efforts to correct any reproducible Bug reported to Arbor by Licensee.

3. CONDITIONS OF SERVICE

       (a) Retirement of Releases. Arbor provides Maintenance Services for a Software product version from the date the version becomes generally available until such version is retired. Arbor retires prior commercial releases of the Software (i.e. discontinue problem determination and Bug fixes) as follows: (i) one month after the commercial release of the subsequent maintenance release;
(ii) no sooner than two (2) months after the commercial release of a new minor functional release; (iii) no sooner than six (6) months after the commercial release of a new major functional release. In all events, however, Arbor will provide telephone support services with respect to questions regarding the "how-to" use of a retired release of the Software for six (6) months following its retirement.

       (b) Use of Software. Licensee's use of any Software provided by Arbor as part of Maintenance Services shall be governed by the terms of the Software license agreement between Licensee and Reseller. Arbor may change the services included in Maintenance Service at any time, effective as of the commencement of any renewal period.

4. TERM AND TERMINATION

       (a) Term. Maintenance Service shall be provided for a term of one (1) year from the delivery date of Software under Licensee's initial Product Schedule and shall be extended each year for one (1) additional year unless terminated by either party as provided herein.

       (b) Termination. Licensee may terminate Maintenance Service at the end of the term by giving written notice to Arbor at least thirty (30) days prior to the end of any such term. Arbor may suspend or cancel Maintenance Service if Licensee fails to make payment pursuant to Section 5 below. Either party may terminate Maintenance Service if the other party breaches any material term or condition of the Maintenance Service terms and conditions and the breach is not remedied within thirty (30) days after receiving `written notice of the breach. In the event the Agreement is terminated, Maintenance Service will also terminate automatically.

5. FEES AND PAYMENT

       (a) Fees. The fee for the first year of Maintenance Service for any Software licensed is specified in the applicable Product Schedule. The applicable fee for any renewal period shall be Arbor's then prevailing price. For Software licensed after Licensee's initial order, the term of Maintenance Service will be set, and the fee will be pro-rated, so that the coverage periods for all Software licensed to Licensee and covered by Maintenance Services will coincide. When ordered, Maintenance Service must be ordered for all of the Software on a Product Schedule.

       (b) Payment. Maintenance Service fees will be billed on an annual basis, payable in advance and due within thirty (30) days of receipt of invoice.

       (c) Lapse of Coverage. In the event that coverage for Maintenance Service lapses as a result of either termination by Licensee for any reason or by Arbor for Licensee's non-payment, renewal of such service will require payment by Licensee of a reinstatement fee to Arbor equal to one hundred fifty percent (150%) of the sum of the fees for any previously unpaid contract period(s) plus full payment for the subsequent annual period.

6. EXCLUSIONS Arbor shall have no obligation to support:

       (a) Software modified without Arbor's written consent;

       (b) Use of the Software other than in accordance with the Documentation;

       (c) Software installed on any computer hardware or in combination with other software, except as specified in the Documentation.

7 LIMITATION OF LIABILITY Arbor's aggregate liability for damages from any cause of action whatsoever relating to Arbor's obligations to provide maintenance Services shall be limited to the amount paid by Licensee for such services for the applicable year. ARBOR SHALL NOT BE LIABLE FOR LOSS OF OR DAMAGE TO, RECORDS OR DATA; COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY; OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, EVEN IF ARBOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. SERVICE CONTRACT THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE CONTRACT AND NOT A PRODUCT WARRANTY OR CONDITION. ANY WARRANTIES OR CONDITIONS WITH RESPECT TO THE SOFTWARE IS LIMITED TO THOSE SET FOR IN THE SOFTWARE LICENSE AGREEMENT BETWEEN LICENSEE AND RESELLER.

9. GENERAL

       (a) Licensee is responsible for the cost of shipping, for payment of all applicable sales, use and other taxes and all applicable export and import fees, customs duties and similar charges (other than taxes based on Licensor's net income) arising from the payment of or maintenance fees or the delivery of Maintenance Service Licensee will make all payments without reduction for any withholding taxes, which taxes shall be Licensee's sole responsibility, and Licensee will provide Arbor with such evidence as Arbor may reasonably request to establish that such taxes have been paid.

       (b) The Agreement shall be governed by and construed under the laws of the State of California without regard to the conflicts of laws provisions thereof.

       (c) All notices delivered under the Agreement shall be in writing and deemed given upon receipt when delivered personally or upon confirmation of receipt following delivery of (i) overnight courier service or (ii) registered or certified mail, return receipt requested, postage prepaid, in each cased addressed to the Legal Department at the address indicated in the last executed Product Schedule, or at such other address of which one party is notified by the other in writing.

       (d) If a provision of the Agreement or portion thereof is found to be invalid or unenforceable under applicable law, it shall be omitted from the Agreement without invalidating the remainder of such provision or the remaining provisions of the Agreement

       (e) The Software is subject to U.S. export control laws and regulations and Licensee agrees to comply with all such applicable laws and regulations.

       (f) The provisions of the Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

       (g) The Agreement represents the entire agreement between the parties, and expressly supersedes and cancels any prior oral or written agreements on the subjects herein. Each parry acknowledges that it is not entering into the Agreement on the basis of any representations not expressly contained herein. Other than as specified herein, the Agreement may only be supplemented or modified by an amendment in a writing executed by the parties. No additional or conflicting term in a purchase order or other document shall have any effect.

Agreed by the authorized representatives of the parties.

Licensee: SysGold Inc.
By:

Name:  Kevin J. Sebastian

Title: General Manager

Date: March 1, 1998

Arbor Software Corporation

By:
Name:
Title:

Date:

EXHIBIT H

ESSBASE SOFTWARE FAMILY PRICE LIST

                     TECHNICAL TEAM MEETING NOTES - 8/19/98
     COLIN CURWEN, GORD JANZEN, JASON CORNICK, STEVEN BLAIR, MIKE SHARESKI

1)     CUSTOMERS

a.     RESULTS

Network        -    Firewall problems, but not killing network, VPN installed,
                    Develop costing for remote access/VPN, Terminal Server in test phase, procedure needed for backup with Scott
                    W./James, Budget presentation to Cam to hire Steven, Oscar and Shannon.

Help Desk      -
Onyx           -    Mike Shareski will be DBA and is going to Seattle on Aug. 24
Forms/Tools    -

b.     PROJECT STATUS/BUSINESS PLAN REVIEW

SMTP - Steven

               -    Waiting for server - not ordered yet
               -    Clients tested and doc'ed
               -    Plan for migration for - August 28
               -    Send e-mail blast on 21 to inform people of impending change
               -    Require review of migration plan with Jason

SBF - Colin

               -    Carl in Edmonton today installing PC's
               - Colin presenting communication options to Bruce and Mike tomorrow at 2

Result - Colin

               -    Some snags with installation
               -    Return visit tonight
               -    Create e-mail accounts

AMO - Jason

               -    Survey went great
               - Current Plan for Jason and Dan to visit on Monday for two weeks
               -    Carl will be assuming Server responsibilities
               -    Steven will be assuming help desk

ONYX - Colin

               -    Rick Larsen will be meeting with Colin and Mike

Exchange - Colin

               -    On hold until Eltron arrives

Wilson - Mike/Gord

               - Out of the picture for accounting implementation - Handed off to Sysgold
               -    Mike and Gord currently spearheading network planning
               -    Mike and Gord will be visiting tomorrow

JAWS - Colin

               -    Needs assessment and project plan for Jaws completed
               -    Soon will begin ONYX implementation

Durst - Jason

               -    Winterm shipped last Thursday, supposedly arrived yesterday
               -    Dave calling today

c.     SURVEY/BIDS

Outsourcing    -    waiting on PRI, AMO phase II in bid stage, Ryder trucks
                    meeting in September

Distributed    -

Training       -

2)     PEOPLE

Allocations    -    Jason added to Result short term, Carl assigned to FMA,
                    Steven assigned Help Desk, Jason on AMO, Gord moved to
                    FMA-VIP-PRI-DST-CPL

New Hires      -    Seeking approval for Shannon and Oscar to be hired

3)     ENVIRONMENT:

a.     ORGANIZATION

b. EQUIPMENT- GORD WILL MOVE WHITEBOARDS, STEVEN MOVED TABLE, NEED KIOSK BUILT, NEED SWITCHBOXES AND CABLE SPLITTERS

2)     PROFIT

a.     COSTING TEMPLATE:

          -    Completed for tech department

b.     BUDGET

          -    Presentation to Cam today

c.     LOST SALES